ADVISORS SERIES TRUST

on behalf of the funds managed by
Niemann Capital Management, Inc.

MULTIPLE CLASS PLAN

Pursuant to Rule 18f-3 under the Investment Company Act of 1940, as amended (the “1940 Act”), this Multiple Class Plan (the “Plan”) is adopted by the series listed on Appendix A attached hereto, which may be amended from time to time, each a series of Advisors Series Trust (the “Trust”), a Delaware statutory trust, with respect to the classes of shares (individually a “Class” and together the “Classes”) of the series of the Trust set forth in the exhibits hereto.

1.            Purpose

This Plan sets forth the method for allocating fees and expenses among each class of shares of the Fund(s) in reliance on Rule 18f-3 and allows the Trust to make payments as contemplated herein.

2.	Separate Arrangements/Class Differences

a)	Designation of Classes: The Fund(s) set forth in Exhibit A offer two or more Classes of shares.

b)
Sales Load and Expenses: Class A Shares are subject to a maximum sales load of 5.00% and a Rule 12b-1 fee of up to 0.25%.  Class A Shares purchased in the amount of $1,000,000 or more without a sales load are subject to a maximum contingent deferred sales charge (“CDSC”) of 1.00%, if they are redeemed within twelve months of purchase.  Class C Shares are subject to a maximum CDSC of 1.00% and a Rule 12b-1 fee of up to 1.00%.  Class A shares and Class C shares are subject to a shareholder servicing plan fee of 0.50% of average net assets and a redemption fee of 1.00% as a percentage of amount redeemed on shares held 90 days or less.

c)
Distribution of Shares:  Class A shares and Class C shares are sold primarily to retail investors are offered through approved financial supermarkets, investment advisors and consultants, financial planners, brokers, dealers and other investment professionals and their agents.  These Fund shares are also offered directly through their distributor. Quantity discounts, accumulated purchases, concurrent purchases, purchases in conjunction with a letter of intent, reinstatement privileges, and systematic withdrawal features are as described in the applicable Prospectus.

d)
Minimum Investment Amounts:  The minimum initial investment in Class A and Class C is $2,500 for regular accounts and $1,000 for Individual Retirement Accounts (“IRAs”).  Once an account is established, subsequent investments for regular accounts in the amount of $250 may be made in Class A and Class C, and for any amount in IRA accounts in either class.  401(k), Pension or other types of ERISA accounts may be established in any amount; subsequent investments may be in any amount.  If a shareholder is starting an Automatic Investment Plan in Class A or Class C, after the minimum initial investment of $2,500 is made, subsequent investments must be in the amount of $100 for regular accounts and IRAs.

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e)
Voting Rights:  Shareholders are entitled to one vote for each share held on the record date for any action requiring a vote by the shareholders and a proportionate fractional vote for each fractional vote held.  Shareholders of the Trust will vote in the aggregate and not by Fund or Class except as otherwise expressly required by law or when the Trustees determine that the matter to be voted upon affects only the interests of the shareholders of a particular Fund or Class.

3.             Expense Allocations

The expenses incurred pursuant to the Rule 12b-1 Plan will be borne by Class A and Class C shareholders, and constitute an expense allocated to each specific Class.

4.	Exchange Features

There is currently no exchange privilege between Share Classes.

5.	Effectiveness

This Plan shall become effective with respect to each Class (a) to the extent required by Rule 18f-3, after approval by a majority vote of: (i) the Trust’s Board of Trustees (“Board”); (ii) the members of the Board who are not interested persons of the Trust and have no direct or indirect financial interest in the operation of the Trust’s Plan, and (b) upon execution of an exhibit adopting this Plan with respect to such Class.

This Multiple Class Plan is adopted by Advisors Series Trust with respect to the Classes of the Fund(s), a series of Advisors Series Trust, as set forth on Exhibit A attached hereto.

WITNESS the due execution hereof this 25th day of March, 2010.

ADVISORS SERIES TRUST

By: /s/ Douglas G. Hess

Title: President

Date: March 25, 2010

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EXHIBIT A

MULTIPLE CLASS PLAN

ADVISORS SERIES TRUST
on behalf of the funds managed by
Niemann Capital Management, Inc.

Fund Name: Niemann Tactical Return Fund	Minimum Investment	Maximum Initial Sales Charge	Maximum CDSC	Maximum 12b-1 Fee	Maximum Shareholder Servicing Fee	Redemption Fee2
	Regular Accounts
Class A	$2,500	5.00%	1.00%1	0.25%	0.50%	1.00%
Class C	$2,500	None	1.00%	1.00%	0.50%	1.00%
1	A redemption within twelve months of purchase of investments of $1 million or more on which no front-end sales charge is paid are subject to a 1.00% CDSC.
2	A redemption fee of 1.00% is assessed on shares redeemed within 90 days after purchase.

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